Exhibit 2.2

ASSET PURCHASE AGREEMENT

among

MONROE CAPITAL INCOME PLUS CORPORATION,

MONROE CAPITAL CORPORATION,

and

MONROE CAPITAL BDC ADVISORS, LLC

Dated as of August 7, 2025

i

ii

7.4	MRCC Takeover Proposals	32
7.5	Access to Information	35
7.6	Publicity	35
7.7	Takeover Statutes and Provisions	36
7.8	Tax Matters	36
7.9	Stockholder Litigation	37
7.10	No Other Representations or Warranties	37

Article VIII CONDITIONS PRECEDENT		37

8.1	Conditions to Each Party’s Obligations	37
8.2	Conditions to Obligations of MCIP	38
8.3	Conditions to Obligations of MRCC	40
8.4	Frustration of Closing Conditions	40

Article IX TERMINATION AND AMENDMENT		40

9.1	Termination	40
9.2	Termination Fee; Expense Reimbursement	43
9.3	Effect of Termination	44
9.4	Fees and Expenses	44
9.5	Amendment	45
9.6	Extension; Waiver	45

Article X CERTAIN DEFINITIONS		45

Article XI GENERAL PROVISIONS		53

11.1	Nonsurvival of Representations, Warranties and Agreements	53
11.2	Notices	54
11.3	Interpretation; Construction	55
11.4	Counterparts	55
11.5	Entire Agreement	55
11.6	Governing Law; Jurisdiction; Waiver of Jury Trial	56
11.7	Assignment; Third Party Beneficiaries	56
11.8	Specific Performance	56
11.9	Disclosure Schedule	57

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 7, 2025 (this “Agreement”), among Monroe Capital Income Plus Corporation, a Maryland corporation (“MCIP”), Monroe Capital Corporation, a Maryland corporation (“MRCC”), and Monroe Capital BDC Advisors, LLC, a Delaware limited liability company (“Monroe Advisor”).

RECITALS

A.           Each of MRCC and MCIP has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and Monroe Advisor is the investment adviser of each of MRCC and MCIP;

B.            Upon the terms and subject to the conditions set forth in this Agreement, MRCC desires to sell, transfer, assign and convey to MCIP, and MCIP desires to purchase and acquire the Purchased Assets and assume the Assumed Obligations from MRCC (such transactions, the “Asset Purchase”).

C.            The Board of Directors of MRCC (the “MRCC Board”), including all of the Independent Directors of MRCC, upon the recommendation of a committee of the MRCC Board comprised solely of Independent Directors of MRCC (the “MRCC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Asset Purchase and the Transactions are advisable and in the best interests of MRCC and (y) the interests of MRCC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved this Agreement, the Transactions and any other Stockholder Matters, (iii) directed that the Stockholder Matters be submitted to MRCC’s stockholders for approval at the MRCC Stockholders Meeting, and (iv) resolved to recommend that the stockholders of MRCC adopt and approve the Stockholder Matters.

D.           The Board of Directors of MCIP (the “MCIP Board”), including all of the Independent Directors of MCIP, upon the recommendation of a committee of the MCIP Board comprised solely of Independent Directors of MCIP (the “MCIP Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Asset Purchase and the Transactions are advisable and in the best interests of MCIP and (y) the interests of MCIP’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, and (ii) approved this Agreement, the Transactions and the proposed consideration payable in the Asset Purchase.

E.            Immediately following but subject to the consummation of the Asset Purchase, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among MRCC, Horizon Technology Finance Corporation (“HRZN”), HMMS, Inc. (“Merger Sub”) and the other parties thereto (the “Merger Agreement”), (x) Merger Sub will merge with and into MRCC (the “Merger”), with MRCC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”) and (y) immediately after the Merger, the Surviving Company shall merge with and into HRZN (the “Second Merger” and, together with the Merger, the “Mergers”), with HRZN as the surviving company in the Second Merger.

F.            The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

Article I

PURCHASE AND SALE

1.1           Purchased Assets. Subject to the terms and conditions of this Agreement, MRCC hereby agrees to, and shall, and shall cause its Consolidated Subsidiaries to, sell, transfer, assign, convey and deliver to MCIP, and MCIP hereby agrees to and shall purchase and assume from MRCC or its Consolidated Subsidiaries, all of MRCC’s and its Consolidated Subsidiaries’ right, title and interest in, to and under the following as of the Closing, wherever located:

(a)            each Purchased Loan including, to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of MRCC under the Purchased Loan Documents against any Person, whether known or unknown, arising under or in connection with the Purchased Loan Documents or in any way based on or related to any of the foregoing;

(b)            the Purchased Loan Files relating to such Purchased Loans;

(c)            the Purchased Equity Interests;

(d)            the Purchased Equity Governing Documents (to the extent assignable); and

(e)            all other properties, assets and rights owned by MRCC or its Consolidated Subsidiaries as of the Closing, or in which MRCC or its Consolidated Subsidiaries has an interest, with respect to each of the assets set forth on the Schedule of Transferred Assets.

The assets referred to in this Section 1.1 are collectively referred to as the “Purchased Assets”.

1.2           Assumed Obligations. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, MCIP shall assume all obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to the Purchased Assets including under the Purchased Loan Documents and Equity Governing Documents (collectively, the “Assumed Obligations”).

1.3           Excluded Assets. MCIP expressly understands and agrees that it is not purchasing or acquiring, and MRCC is not selling, transferring or assigning, any and all assets not expressly identified in Section 1.1, including without limitation any rights of MRCC under the Merger Agreement and this Agreement, MRCC’s organizational documents, stock records, licenses and permits, cash, cash equivalents, accounts receivable and bank deposits not expressly included in the Purchased Assets, intellectual property, information technology, and all other tangible and intangible property (collectively, the “Excluded Assets”).

1.4           Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, MCIP shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for, and MRCC shall retain and indemnify MCIP against, any and all obligations of MRCC other than the Assumed Obligations, including for the avoidance of doubt (i) all Taxes of MRCC, or any of its Consolidated Subsidiaries that are not transferred under this Agreement, for any taxable period, (ii) Taxes arising with respect to the Purchased Assets and the Assumed Obligations for or allocable to the Pre-Closing Tax Period (as determined pursuant to this Agreement), (iii) MRCC’s share of any Transfer Taxes as determined in accordance with Section 7.8(b), and (iv) any obligations of MRCC under the MRCC Loan Documents, the Merger Agreement and this Agreement (collectively, the “Excluded Obligations”).

1.5           True Sale. The parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to MCIP without recourse, except as expressly provided in this Agreement. In furtherance of the foregoing, at Closing MRCC shall update its books and records to reflect the fact that the Purchased Assets have been sold and that MRCC and its Consolidated Subsidiaries no longer retain any ownership interest therein. The parties agree not to take any action inconsistent with such treatment.

1.6           Restricted Assets; Delayed Transfer Assets; Participation. If any Restricted Asset or Delayed Transfer Asset exists on the Effective Time, notwithstanding Sections 1.1 and 1.2, neither this Agreement nor the Assignment and Assumption Agreements nor any other document contemplated hereby shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Asset or Delayed Transfer Asset unless and until, as applicable, the applicable Consent is obtained or the relevant transfer documentation has been completed and accepted by the administrative agent or other relevant third party, and prior to and following the Closing, MRCC shall use commercially reasonable efforts to obtain the Consent (with respect to a Restricted Asset) and/or complete the relevant documentation (with respect to a Delayed Transfer Asset) as soon as reasonably practicable. MCIP shall cooperate with MRCC in order to, as applicable, obtain each such Consent or to complete the relevant documentation (both prior to and after the Closing Date). Effective as of the Effective Time, MRCC shall grant MCIP a 100% participation interest in all Restricted Assets and Delayed Transfer Assets until such time as the required Consent is obtained (in the case of a Restricted Asset) or the relevant documentation completed and accepted by the administrative agent or other relevant third party (in the case of any Delayed Transfer Asset) and shall use commercially reasonable efforts to take all other actions necessary to provide MCIP after the Effective Time the full benefits (including economic) and rights of ownership of the Restricted Assets; provided, that, except for (i) customary and reasonable assignment fees, which shall be borne by MRCC, and (ii) customary and reasonable incidental costs in connection with any Consent, which shall be borne by the party incurring such costs, neither MRCC nor MCIP shall be required to pay any fees, costs, or other charges imposed by any third party as a condition to obtaining any Consent. In addition, after the Effective Time and prior to the receipt of such required Consent or completion and acceptance of any required documentation, MRCC shall, with respect to any Restricted Asset or Delayed Transfer Asset, take action, refrain from taking action, vote or abstain from voting, as directed by MCIP. Notwithstanding the foregoing, no participation interest or similar arrangement entered into pursuant to this Section 1.6 shall convey to MCIP the right to consent to any amendment, consent, waiver or other modification of any Purchased Loan Documents or Equity Governing Documents relating to any Restricted Assets or Delayed Transfer Asset to the extent that the conveyance of such right by MRCC to MCIP is contested by the counterparty to the relevant Purchased Loan Documents or Purchased Equity Interests, as applicable.

1.7           Repayment of Outstanding Indebtedness.

(a)            At least five (5) Business Days prior to the Closing, MRCC shall deliver to MRCC a draft copy of customary payoff letters in form and substance reasonably satisfactory to MCIP relating to the Loan Repayment and the release of related Liens (the “Payoff Letters”). At or prior to the Closing, MRCC shall deliver to MCIP an executed copy of the Payoff Letters to be effective upon the Closing. MRCC shall, and shall cause its Consolidated Subsidiaries to, deliver all the documents required for the termination of commitments under the MRCC Loan Documents, subject to the occurrence of the Closing and the repayment in full of all principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts due and payable under the MRCC Loan Documents as of the Closing (including any such amounts that become due and payable as a result of the Transactions) (collectively, the “Loan Repayment”).

(b)            MCIP shall reasonably cooperate with MRCC in connection with the Loan Repayment, including delivering payment in accordance with Section 1.9(b)(i). The Loan Repayment shall occur in the manner set forth in the Payoff Letters, and MRCC agrees take all such actions reasonably necessary to ensure that the Loan Repayment has been made in full and that all Liens on the Purchased Assets have been released, in each case at MRCC’s expense.

1.8           Certain Understandings. In the event that any asset reflected on the Schedule of Transferred Assets is held by a “blocker” entity (i.e. an entity that is a corporation for tax purposes), special purpose vehicle or other subsidiary of MRCC rather than directly by MRCC, the parties shall work together in good faith to effect such transfers in an efficient manner, including the transfer to MCIP of the equity of such blocker entity, special purpose vehicle or other subsidiary, taking into account the nature of such assets and tax consequences associated with such transfer and any business, tax, regulatory or other implications associated with the ownership of such assets by MCIP or its subsidiary following the Effective Time.

1.9           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Asset Purchase (the “Closing”) shall occur and be effective as of immediately prior to the to the Merger Effective Time (the “Effective Time”). The Closing shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

(a)            At the Closing, MRCC shall deliver to MCIP:

(i)	a counterpart of each Assignment and Assumption Agreement relating to a Purchased Asset to be transferred at Closing, duly executed on behalf of MRCC and each Person from whom a Consent is required in connection with the transfer of such Purchased Asset (unless a separate Consent has been delivered);

(ii)	the Purchased Loan Notes in the possession or control of MRCC or its Affiliates with respect to such Purchased Loans to be transferred at Closing;

(iii)	the Purchased Loan Documents in the possession or control of MRCC or its Affiliates;

(iv)	the Purchased Loan Files in the possession or control of MRCC or its Affiliates;

(v)	certificates representing the Purchased Equity Interests (if applicable) to be transferred at Closing;

(vi)	the Equity Governing Documents (or copies thereof);

(vii)	the officer certificates contemplated by Section 8.2(a), (b) and (d);

(viii)	an IRS Form W-9; and

(ix)	such other documents as may be reasonably required to effect the intentions of the parties, executed by MRCC.

(b)            At the Closing, MCIP shall deliver to MRCC:

(i)	the Purchase Price, payable by wire transfer to an account specified by MRCC at least two (2) Business Days prior to the Closing Date; provided, however, if and to the extent necessary, MCIP shall deliver to a separate account specified by MRCC at least two (2) Business Days prior to the Closing Date such portion of the Purchase Price as required for the Loan Repayment;

(ii)	a counterpart of each Assignment and Assumption Agreement relating to a Purchased Asset to be transferred at Closing, duly executed on behalf of MCIP;

(iii)	the officer certificates contemplated by Section 8.3(a) and (b); and

(iv)	such other documents as may be reasonably required to effect the intentions of the parties, executed by MCIP.

Article II

PURCHASE PRICE

2.1           Net Asset Value Calculation. MRCC shall deliver to MCIP a calculation of the fair value of the Purchased Assets as of a date mutually agreed between MCIP and MRCC, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Closing Date (such agreed date, the “Determination Date”), calculated by Monroe Advisor on behalf of MRCC in good faith as of such date and based on the same assumptions and methodologies (including, for the avoidance of doubt, no accruals for the effects of the Mergers and the transactions provided for by the Merger Agreement), and applying the same categories of adjustments (except as may be mutually agreed by the parties), used by Monroe Advisor in preparing the calculation of the last quarterly net asset value per share of common stock, par value $0.001 per share, of MRCC (the “MRCC Common Stock”), prior to the Closing Date (the “Closing MRCC Asset Value”); provided that Monroe Advisor shall update the calculation of the Closing MRCC Asset Value in the event that the Closing is subsequently materially delayed or there is more than a de minimis change to the Closing MRCC Asset Value prior to the Closing and as needed to ensure the Closing MRCC Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Closing Date; provided further that the MRCC Board, including the MRCC Special Committee, shall be required to approve, and Monroe Advisor shall certify in writing to MCIP, the calculation of the Closing MRCC Asset Value.

2.2           Purchase Price. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to the Closing MRCC Asset Value (the “Purchase Price”) plus (b) the assumption by MCIP of the Assumed Obligations with respect to the Purchased Assets.

2.3           Payment of Purchase Price. At the Closing, MCIP shall pay, or cause to be paid, an amount equal to the Purchase Price to MRCC (or its designee) by wire transfer of immediately available funds to such account or accounts as directed in writing by MRCC prior to the Closing.

2.4           Withholding Rights. MCIP shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to MRCC such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

Article III

REPRESENTATIONS AND WARRANTIES OF MRCC

Except with respect to matters that have been Previously Disclosed, MRCC hereby represents and warrants to MCIP that:

3.1          Corporate Organization.

(a)            MRCC is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the State Department of Assessments and Taxation of Maryland (the “SDAT”). MRCC has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC. MRCC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)            True, complete and correct copies of the Articles of Amendment and Restatement of MRCC (the “MRCC Charter”) and the Bylaws of MRCC (the “MRCC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by MRCC.

(c)            Each Consolidated Subsidiary of MRCC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC.

3.2           Capitalization.

(a)            The authorized capital stock of MRCC consists of 100,000,000 shares of MRCC Common Stock, of which 21,666,340 were outstanding as of the close of business on August 6, 2025 (the “MRCC Capitalization Date”). All of the issued and outstanding shares of MRCC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to MRCC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of MRCC may vote (“Voting Debt”) is issued or outstanding. As of the MRCC Capitalization Date, except pursuant to MRCC’s dividend reinvestment plan, MRCC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of MRCC Common Stock, Voting Debt or any other equity securities of MRCC or any securities representing the right to purchase or otherwise receive any shares of MRCC Common Stock, Voting Debt or other equity securities of MRCC.

(b)            All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of MRCC are owned by MRCC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of MRCC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3           Authority; No Violation.

(a)            MRCC has all requisite corporate power and authority to execute and deliver this Agreement and, subject to any Requisite Vote with respect to MRCC, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the MRCC Board, including, after separate meetings and discussion, all of the Independent Directors of MRCC. The MRCC Board, including, after separate meetings and discussion, all of the Independent Directors of MRCC, has unanimously (i) determined that (A) this Agreement and the terms of the Transactions are advisable and in the best interests of MRCC and (B) the interests of MRCC’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions, (ii) approved the Stockholder Matters with respect to MRCC, (iii) directed that the Stockholder Matters with respect to MRCC be submitted to MRCC’s stockholders for approval at a duly held meeting of such stockholders (the “MRCC Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of MRCC adopt and approve the Stockholder Matters with respect to MRCC (such recommendation, the “MRCC Board Recommendation”). Except for receipt of the Requisite Vote, the Transactions have been authorized by all necessary corporate action on the part of MRCC. This Agreement has been duly and validly executed and delivered by MRCC and (assuming due authorization, execution and delivery by MCIP and Monroe Advisor) constitutes the valid and binding obligation of MRCC, enforceable against MRCC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)            Neither the execution and delivery of this Agreement by MRCC, nor the consummation by MRCC of the Transactions, nor performance of this Agreement by MRCC, will (i) violate any provision of the MRCC Charter or the MRCC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to MRCC or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of MRCC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which MRCC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the MRCC Disclosure Schedule sets forth, to MRCC’s knowledge, any material consent fees payable to a third party in connection with the Transactions.

3.4           Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by MRCC of the Transactions, except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the reporting of this Agreement on a Current Report on Form 8-K and (iv) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MRCC.

3.5           Reports.

(a)            MRCC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2022 (the “Applicable Date”) with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “MRCC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries taken as a whole. To MRCC’s knowledge, no MRCC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To MRCC’s knowledge, all MRCC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of MRCC is required to make any filing with the SEC.

(b)            Neither MRCC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to MRCC’s knowledge that, upon consummation of the Transactions, would restrict in any material respect the conduct of the business of MCIP or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has MRCC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of MRCC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)            MRCC has made available to MCIP all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of MRCC (i) there are no unresolved comments from the SEC with respect to the MRCC SEC Reports or any SEC examination of MRCC and (ii) none of the MRCC SEC Reports is subject to any ongoing review by the SEC.

3.6           MRCC Financial Statements.

(a)            The consolidated financial statements, including the related consolidated schedules of investments, of MRCC and its Consolidated Subsidiaries included (or incorporated by reference) in the MRCC SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MRCC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to MRCC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Neither KPMG LLP (“KPMG”) nor RSM US LLP (“RSM”) has resigned, threatened resignation or been dismissed as MRCC’s independent public accountant as a result of or in connection with any disagreements with MRCC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of MRCC as of December 31, 2024 included in the audited financial statements set forth in MRCC’s annual report on Form 10-K for the year ended December 31, 2024 (the “MRCC Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of MRCC as of March 31, 2025 included in the unaudited financial statements set forth in MRCC’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025 (the “MRCC Interim Balance Sheet”), (C) liabilities incurred in the ordinary course of business since March 31, 2025, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the MRCC SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC, neither MRCC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the MRCC Balance Sheet or the MRCC Interim Balance Sheet in accordance with GAAP.

(c)            Neither MRCC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MRCC and its Consolidated Subsidiaries in the MRCC SEC Reports.

(d)            Since the Applicable Date, (i) neither MRCC nor any of its Consolidated Subsidiaries nor, to the knowledge of MRCC, any director, officer, auditor, accountant or representative of MRCC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MRCC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MRCC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing MRCC or any of its Consolidated Subsidiaries, whether or not employed by MRCC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by MRCC or any of its directors, officers or agents to the MRCC Board or any committee thereof or to any director or officer of MRCC.

(e)            Neither MRCC nor any of its Consolidated Subsidiaries is a party to any off-balance sheet arrangement with respect to MRCC (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)            To MRCC’s knowledge, since the Applicable Date, each of KPMG and RSM, each of which expressed its opinion with respect to the financial statements of MRCC and its Consolidated Subsidiaries included in the MRCC SEC Reports (including the related notes), has, for the period it has served as MRCC’s independent accounting firm, been (i) “independent” with respect to MRCC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)            The principal executive officer and principal financial officer of MRCC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and MRCC is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)            MRCC has in all material respects:

(i)            designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by MRCC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to MRCC’s management as appropriate to allow timely decisions regarding required disclosure and to allow MRCC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)            designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) MRCC’s management, with the participation of MRCC’s principal executive and financial officers, has completed an assessment of the effectiveness of MRCC’s internal controls over financial reporting for the fiscal year ended December 31, 2024 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that MRCC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, using the framework specified in MRCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(iii)           (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the MRCC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of MRCC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for MRCC’s auditors any material weaknesses in internal controls; and

(iv)           provided to MCIP true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the MRCC Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to MCIP true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)            The fair market value of MRCC’s investments as of December 31, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by Monroe Advisor, as valuation designee of MRCC, in accordance with Rule 2a-5.

(j)            To MRCC’s knowledge, there is no fraud or suspected fraud affecting MRCC involving management of MRCC or employees of Monroe Advisor who have significant roles in MRCC’s internal control over financial reporting, when such fraud could have a material effect on MRCC’s consolidated financial statements.

3.7           Broker’s Fees. Neither MRCC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to MCIP.

3.8            Absence of Changes or Events. Since December 31, 2024 and except as set forth in Section 3.8 of the MRCC Disclosure Schedules, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of MRCC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of MCIP under Section 6.1 or 6.2.

3.9           Compliance with Applicable Law; Permits.

(a)            Each of MRCC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC. MRCC has not received any written or, to MRCC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole.

(b)            MRCC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MRCC.

(c)            MRCC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for MRCC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the MRCC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole.

(d)            Each of MRCC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit MRCC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole. MRCC has not received any written or, to MRCC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole.

(e)            No “affiliated person” (as defined under the Investment Company Act) of MRCC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of MRCC, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of MRCC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of MRCC, the MRCC Board and any committees of the MRCC Board.

3.10         MRCC Information. None of the information supplied or to be supplied by MRCC for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to stockholders of MRCC or at the time of the MRCC Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by MRCC with respect to information supplied by MCIP or Monroe Advisor for inclusion or incorporation by reference in the Proxy Statement.

3.11         Taxes and Tax Returns.

(a)            MRCC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed (including with respect any Tax withholding with respect to the Purchased Assets) by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) with respect to the Purchased Assets,

(b)            There are no encumbrances on any of the Purchased Assets that arose in connection with any failure to pay any Tax other than statutory liens for Taxes not yet delinquent.

(c)            MRCC and each of its Consolidated Subsidiaries have withheld or collected and paid (or set aside for payment when due) all material Taxes required to be withheld or collected and paid with respect to the Purchased Assets.

(d)            There is no proceeding, assessment or judgment currently pending against the Purchased Assets, and no written notification of an intention to conduct an examination of Taxes with respect to the Purchased Assets, written request for information related to Tax with respect to the Purchased Assets, or written notice of deficiency or proposed adjustment for any amount of Tax with respect to the Purchased Assets has been received by MRCC or any of its Consolidated Subsidiaries from any governmental body, or threatened in writing by any governmental body.

(e)            Each of the Purchased Loans are in “registered form” within the meaning of the Code for U.S. federal income tax purposes. None of the Purchased Assets consist of (or otherwise relate to) real property.

3.12         Litigation. There are no (a) material Proceedings pending or, to MRCC’s knowledge, threatened against MRCC or any of its Consolidated Subsidiaries, and (b) Proceedings pending or, to MRCC’s knowledge, threatened against MRCC or any of its Consolidated Subsidiaries with respect to any Purchased Asset. There is no Order binding upon MRCC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to MRCC and its Consolidated Subsidiaries, taken as a whole.

3.13         Purchased Loan Documents and Purchased Equity Governing Documents.

(a)            Each Purchased Loan Document to which MRCC or any of its Consolidated Subsidiaries is a party constitutes the legal, valid and binding obligations of MRCC or such Consolidated Subsidiary and, to the knowledge of MRCC, the applicable Borrower, enforceable against MRCC or such Consolidated Subsidiary and, to the knowledge of MRCC, the applicable Borrower, in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

(b)            Complete and correct copies of all the Purchased Loan Documents in the possession of MRCC, including all material modifications, amendments and supplements thereto, have been made available to MCIP or will be made available to MCIP prior to the Closing. Except as set forth in such documents provided, or to be provided, to MCIP, the Purchased Loan Documents (A) have not been modified in any material respect, satisfied or canceled in whole or in part (except for repayments occurring after the date of the Purchased Loan Schedule), or subordinated to any other indebtedness of the applicable Borrower and (B) are not subject to any release or compliance waiver that is currently in effect as to any provision thereof (or, if such release or compliance waiver exists, was made available to MCIP), except for any such release or compliance waiver that is not material to MRCC.

(c)            Each Purchased Equity Governing Document to which MRCC or any of its Consolidated Subsidiaries is a party constitute the legal, valid and binding obligations of MRCC or such Consolidated Subsidiary, enforceable against MRCC or such Consolidated Subsidiary in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

(d)            The Schedule of Transferred Assets is accurate in all material respects as of the Determination Date and will be accurate in all material respects as of the Closing Date.

3.14         Purchased Assets; Title to Purchased Assets; Solvency.

(a)            Except as set forth in Section 3.14 of the MRCC Disclosure Schedule, to MRCC’s knowledge, there are no actions, suits or proceedings pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing. Neither MRCC nor, to MRCC’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Purchased Loan Documents or Equity Governing Documents. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of MRCC or any of its Consolidated Subsidiaries or, to MRCC’s knowledge, any other party thereto under any Purchased Loan Document. There are no disputes pending or, to the MRCC’s knowledge, threatened with respect to any Purchased Loan Document or Equity Governing Document.

(b)            Except as set forth in Section 3.14(b) of the MRCC Disclosure Schedule, MRCC or its relevant Consolidated Subsidiary is the sole owner and holder of the Purchased Assets and MRCC or its relevant Consolidated Subsidiary has and, as of the Closing (or such later date of transfer of the relevant Purchased Asset in accordance with, but subject to, Section 1.6), will transfer, convey and assign to MCIP, and MCIP shall have immediately following the Closing (or such later date of transfer, as applicable), good and marketable title and all legal and beneficial interest in and to all of the Purchased Assets, free and clear of any Liens other than Permitted Liens (but subject to the terms of the Purchased Loan Documents or the Equity Governing Documents and restrictions on transfer arising under Applicable Law). Except as set forth in Section 3.14(b) of the MRCC Disclosure Schedule, none of the Purchased Loans are subject to a participation or other participating or other interest of any nature whatsoever pursuant to which MRCC has participated its interests (or sold a participating or other interest) in such Purchased Loan.

(c)            Immediately after giving effect to the transactions contemplated by this Agreement, each of MRCC and its subsidiaries will (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of MRCC or its subsidiaries.

3.15         State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Asset Purchase or the other Transactions.

3.16         Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by MRCC that is used in connection with the computations made by MRCC pursuant to Section 2.1 will be determined in accordance with the valuation policies and procedures approved by the MRCC Board as of February 24, 2025 and set forth in MRCC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.1 for purposes of this Agreement, and the value of all assets owned by MRCC other than investment assets that are used in connection with the computations made by MRCC pursuant to Section 2.1 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by MRCC’s valuation designee under Rule 2a-5 or the MRCC Board as of February 24, 2025. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by MRCC’s valuation designee under Rule 2a-5 or the MRCC Board for purposes of such computations were or will be determined by MRCC’s valuation designee under Rule 2a-5 or the MRCC Board in good faith in accordance with the valuation methods set forth in MRCC’s valuation policies and procedures adopted by the MRCC Board as of February 24, 2025.

3.17         Opinion of Financial Advisor. Prior to the execution of this Agreement, the MRCC Special Committee has received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the MRCC Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of MRCC Common Stock other than HRZN, MCIP, Monroe Advisor, Horizon Technology Finance Management LLC and their respective affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF MCIP

Except with respect to matters that have been Previously Disclosed, MCIP hereby represents and warrants to MRCC that:

4.1           Corporate Organization.

(a)            MCIP is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT. MCIP has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MCIP. MCIP has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)            True, complete and correct copies of the Articles of Amendment and Restatement of MCIP (the “MCIP Charter”) and the Amended and Restated Bylaws of MCIP (the “MCIP Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by MCIP.

4.2            Authority; No Violation.

(a)            MCIP has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the MCIP Board, including, after separate meetings and discussion, all of the Independent Directors of MCIP. The MCIP Board, including, after separate meetings and discussion, all of the Independent Directors of MCIP, has unanimously determined that (i) this Agreement and the terms of the Transactions are advisable and in the best interests of MCIP and (ii) the interests of MCIP’s existing stockholders will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions. The Transactions have been authorized by all necessary corporate action on the part of MCIP. This Agreement has been duly and validly executed and delivered by MCIP (assuming due authorization, execution and delivery by MRCC and Monroe Advisor) and constitutes the valid and binding obligation of each of MCIP, enforceable against each of MCIP in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by MCIP, nor the consummation by MCIP of the Transactions, nor performance of this Agreement by MCIP, will (i) violate any provision of the MCIP Charter, MCIP Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.2(a) and Section 4.3 are duly obtained and/or made, (A) violate any Law or Order applicable to MCIP or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of MCIP or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which MCIP or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to MCIP and its Consolidated Subsidiaries, taken as a whole. Section 4.2(b) of the MCIP Disclosure Schedule sets forth, to MCIP’s knowledge, any material consent fees payable to a third party in connection with the Transactions.

4.3           Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by MCIP of the Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form, (ii) any notices or filings under the HSR Act, (iii) the reporting of this Agreement on a Current Report on Form 8-K, (iv) any such notices or filings which have been Previously Disclosed to MRCC and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCIP.

4.4           Reports.

(a)            MCIP has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since the Applicable Date with the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “MCIP SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to MCIP and its Consolidated Subsidiaries taken as a whole. To MCIP’s knowledge, no MCIP SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To MCIP’s knowledge, all MCIP SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of MCIP is required to make any filing with the SEC.

(b)            Neither MCIP nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to MCIP’s knowledge that, upon consummation of the Transactions, would restrict in any material respect the conduct of the business of MCIP or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has MCIP or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of MCIP, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

4.5            MCIP Financial Statements.

(a)            The consolidated financial statements, including the related consolidated schedules of investments, of MCIP and its Consolidated Subsidiaries included (or incorporated by reference) in the MCIP SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of MCIP and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to MCIP’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Neither KPMG nor RSM has resigned, threatened resignation or been dismissed as MCIP’s independent public accountant as a result of or in connection with any disagreements with MCIP on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of MCIP as of December 31, 2024 included in the audited financial statements set forth in MCIP’s annual report on Form 10-K for the year ended December 31, 2024 (the “MCIP Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of MCIP as of March 31, 2025 included in the unaudited financial statements set forth in MCIP’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025 (the “MCIP Interim Balance Sheet”), (C) liabilities incurred in the ordinary course of business since March 31, 2025, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the MCIP SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCIP or its Consolidated Subsidiaries, neither MCIP nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the MCIP Balance Sheet or the MCIP Interim Balance Sheet in accordance with GAAP.

(c)            Neither MCIP nor its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MCIP and its Consolidated Subsidiaries in the MCIP SEC Reports.

4.6           Broker’s Fees. Neither MCIP nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to MRCC.

4.7           Compliance with Applicable Law; Permits.

(a)            Each of MCIP and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MCIP. MCIP has not received any written or, to MCIP’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to MCIP and its Consolidated Subsidiaries, taken as a whole.

(b)            MCIP is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MCIP.

(c)            MCIP has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for MCIP, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the MCIP Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to MCIP and its Consolidated Subsidiaries, taken as a whole.

(d)            Each of MCIP and its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit MCIP and its Consolidated Subsidiaries to execute and perform this Agreement and to acquire and own the Purchased Assets and to perform the Assumed Obligations.

4.8           MCIP Information. None of the information supplied or to be supplied by MCIP for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to either party’s stockholders or at the time of either party’s stockholders meeting if applicable, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by MCIP with respect to information supplied by MRCC or Monroe Advisor for inclusion or incorporation by reference in the Proxy Statement.

4.9           Litigation. There are no material Proceedings pending or, to MCIP’s knowledge, threatened against MCIP or any of its Consolidated Subsidiaries. There is no Order binding upon MCIP or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to MCIP and its Consolidated Subsidiaries, taken as a whole.

4.10         State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement or the Transactions.

4.11        Availability of Funds. MCIP has immediately available funds in cash or cash equivalents, commitments, or available under lines of credit in effect as of the date hereof, and at Closing will have sufficient immediately available funds in cash or cash equivalents, in each case as necessary to pay the full amount of the Purchase Price in accordance with the terms of this Agreement.

4.12         Status of MCIP. MCIP (i) is a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act, (ii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the assumption of the Assumed Obligations, (iii) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (iv) has independently and without reliance upon MRCC, and based upon such information as MCIP has deemed appropriate, made its own analysis and decision to enter into this Agreement, except as set forth in Section 7.10. Without characterizing any Purchased Asset as a “security” within the meaning of the Securities Act or any other securities laws, MCIP is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.

Article V
REPRESENTATIONS AND WARRANTIES OF MONROE ADVISOR

Except with respect to matters set forth in the Monroe Advisor Disclosure Schedule, Monroe Advisor hereby represents and warrants to MRCC and MCIP that:

5.1           Organization. Monroe Advisor is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware. Monroe Advisor has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable.

5.2           Authority; No Violation.

(a)            Monroe Advisor has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the sole member or manager of Monroe Advisor. This Agreement has been duly and validly executed and delivered by Monroe Advisor and (assuming due authorization, execution and delivery by MRCC and MCIP) constitutes the valid and binding obligation of Monroe Advisor, enforceable against Monroe Advisor in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)            Neither the execution and delivery of this Agreement by Monroe Advisor, nor the consummation of the Transactions, nor performance of this Agreement by Monroe Advisor, will (i) violate any provision of the certificate of formation of Monroe Advisor or the limited liability company agreement of Monroe Advisor or (ii) (A) violate any Law or Order applicable to Monroe Advisor or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets Monroe Advisor under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Monroe Advisor is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable.

(c)            No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by Monroe Advisor, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable.

5.3           Compliance with Applicable Law; Permits.

(a)            Monroe Advisor is, and at all times required by the Investment Advisers Act when Monroe Advisor has been the investment adviser to MCIP or MRCC, as applicable, has been, duly registered as an investment adviser under the Investment Advisers Act. Monroe Advisor is, and at all times required by applicable Law (other than the Investment Advisers Act) when Monroe Advisor has been the investment adviser to MCIP or MRCC, as applicable, has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP.

(b)            Monroe Advisor is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of MRCC and MCIP, as applicable, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable. Monroe Advisor has not received any written or, to Monroe Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of MRCC and MCIP, as applicable, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable.

(c)            Monroe Advisor holds and is in compliance with all Permits required in order to permit Monroe Advisor to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable. Monroe Advisor has not received any written or, to Monroe Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable.

(d)            Monroe Advisor has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to MRCC and MCIP, as applicable) and, during the period prior to the date of this Agreement that Monroe Advisor has been the investment adviser to MRCC and MCIP, Monroe Advisor has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to MCIP and its Consolidated Subsidiaries, taken as a whole, or MRCC and its Consolidated Subsidiaries, taken as a whole, as applicable.

(e)            During the period prior to the date of this Agreement that Monroe Advisor has been the investment adviser to MRCC and MCIP, there has been no material adverse change in the operations, affairs or regulatory status of Monroe Advisor.

5.4           Litigation. There are no Proceedings pending or, to Monroe Advisor’s knowledge, threatened in writing against Monroe Advisor, other than such Proceedings as would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating Transactions or have a Material Adverse Effect with respect to MRCC or MCIP, as applicable. There is no Order binding upon Monroe Advisor other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent Monroe Advisor from timely performing its material obligations under this Agreement or from consummating the Transactions or have a Material Adverse Effect with respect to MRCC or MCIP.

5.5           Valuation(a)         .

(a)            Except as set forth in Section 2.1 and as may be mutually agreed by the parties, the value of each investment asset owned by MRCC that is used in connection with the computations made by Monroe Advisor on behalf of MRCC pursuant to Section 2.1 will be determined in accordance with the valuation policies and procedures adopted by Monroe Advisor, as valuation designee of MRCC, and approved by the MRCC Board under Rule 2a-5 under the Investment Company Act and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.1 for purposes of this Agreement, and the value of all assets owned by MRCC other than investment assets that are used in connection with the computations made by Monroe Advisor on behalf of MRCC pursuant to Section 2.1 will be determined in accordance with GAAP.

(b)            The Closing MRCC Asset Value presented by Monroe Advisor to the MRCC Board will reflect Monroe Advisor’s determination (as valuation designee under Rule 2a-5 under the Investment Company Act) of the fair value of any portfolio securities of MRCC for which market quotations are not readily available.

5.6           Monroe Advisor Information. None of the information supplied or to be supplied by Monroe Advisor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to either party’s stockholders or at the time of either party’s stockholders meeting if applicable, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Monroe Advisor with respect to information supplied by MRCC or MCIP for inclusion or incorporation by reference in the Proxy Statement.

5.7           Best Interests and No Dilution.  Monroe Advisor believes that (a) participation in the Transactions is in the best interests of MRCC and MCIP and (b) the interests of existing stockholders of MRCC and MCIP will not be diluted (as provided under Rule 17a-8 of the Investment Company Act) as a result of the Transactions.

5.8           Financial Resources. Monroe Advisor has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Proxy Statement and under this Agreement.

5.9           MRCC Forbearances. The forbearances set forth in Section 6.2 are not expected to be overtly and materially onerous on the conduct of MRCC’s business in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed.

5.10         MRCC and MCIP Representations and Warranties. To the knowledge of Monroe Advisor, as of the date hereof, the representations and warranties made by MRCC in Article III and the representations and warranties made by MCIP in Article IV are true and correct in all material respects.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1           Conduct of Businesses Prior to Closing. During the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (x) as may be required by Law, (y) as required or expressly permitted by this Agreement or (z) with the prior written consent of MRCC and the MRCC Special Committee (with respect to MCIP) and MCIP and the MCIP Special Committee (with respect to MRCC), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of MRCC and MCIP shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with its respective investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships; provided, however, that the failure of MCIP to comply with the foregoing clauses (a) or (b) shall be a breach of this Section 6.1 only if such failure would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to MCIP.

6.2           Forbearances. During the period from the date of this Agreement until the earlier of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as required or expressly permitted by this Agreement, as Previously Disclosed or as set forth in Section 6.2 of the MRCC Disclosure Schedule, MRCC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of MCIP (and the MCIP Special Committee), which prior written consent shall not be unreasonably delayed, conditioned or withheld:

(a)            Other than pursuant to such MRCC’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any MRCC Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)            (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly and supplemental cash distributions consistent with MRCC’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for MRCC to maintain its qualification as a “regulated investment company” under Subchapter M of the Code (a “RIC”) or to avoid the imposition of any income or excise tax, as reasonably determined by MRCC, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of MRCC to MRCC or another direct or indirect wholly owned Consolidated Subsidiary of MRCC or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)            Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries.

(d)            Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed.

(e)            Amend the MRCC Charter or the MRCC Bylaws or any other governing documents or similar governing documents of any of MRCC’s Consolidated Subsidiaries.

(f)            Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)            Take any action or knowingly fail to take any action that would, or would reasonably be expected to materially delay or materially impede the ability of the parties to consummate the Transactions.

(h)            Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i)             Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies or investments in new portfolio companies, in each case, entered into in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed.

(j)             File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed; make, change or revoke any material Tax election; or settle or compromise any material Tax liability or refund.

(k)            Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify or not be subject to taxation as a RIC.

(l)             Enter into any new line of business (it being understood that this prohibition does not apply to any new or existing portfolio companies in which MRCC or any of its Consolidated Subsidiaries has made or will make a debt or equity investment that is in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed and is, would or should be reflected in MRCC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m)           Other than in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a MRCC Material Contract, had it been entered into prior to the date of this Agreement.

(n)            Other than in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any MRCC Material Contract.

(o)            Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Closing, MCIP or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p)            Other than in the ordinary course of business consistent with MRCC’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of MRCC or its Consolidated Subsidiaries as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material Indebtedness.

(q)            Except as otherwise expressly contemplated by this Agreement and the Merger Agreement, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MRCC or any of its Consolidated Subsidiaries.

(r)             Agree to take, make any commitment to take, or adopt any resolutions of the MRCC Board authorizing, any of the actions prohibited by this Section 6.2.

6.3           Merger Agreement. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as required or expressly permitted by this Agreement, MRCC shall not, without obtaining prior written approval of MCIP (including, for the avoidance of doubt, the written consent of the MCIP Special Committee) (which prior written approval shall not be unreasonably delayed, conditioned or withheld), amend any terms and conditions of the Merger Agreement that would be material to MCIP in any respect.

Article VII

ADDITIONAL AGREEMENTS

7.1           Further Assurances.

(a)            Subject to the right of MRCC to take any action that constitutes a MRCC Adverse Recommendation Change as expressly permitted pursuant to Section 7.4, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties (including stockholders), in each case, that are necessary or advisable, to consummate the Transactions in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of MCIP and MRCC shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, MRCC and MCIP shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to MRCC or MCIP, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. MCIP, on the one hand, and MRCC, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b)            Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either MCIP and its Consolidated Subsidiaries, on the one hand, or MRCC and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions.

(c)            Amounts paid in respect of the Purchased Assets and received by MRCC (or its successor) following the Effective Time shall be received by MRCC or its successor as agent, in trust for and on behalf of MCIP and MRCC (or its successor) shall promptly pay over such amounts to MCIP and shall provide MCIP information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(d)            Following the Closing, to the extent that MRCC (or its successor) receives (and MCIP or its representatives does not also receive) any mail (including electronic mail) or other correspondence or materials relating to the Purchased Assets (other than any internal mail, correspondence, or materials generated by MRCC (or its successor) itself), MRCC (or its successor) shall promptly forward such mail, correspondence, or other materials to MCIP.

(e)            MRCC (or its successor) shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets to MCIP and the consummation of the other transactions contemplated hereby.

7.2           Regulatory Matters and MRCC Stockholder Approval.

(a)            Each of MRCC, MCIP and Monroe Advisor shall cooperate with each other in the preparation of a preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement and the MRCC stockholders meeting required by applicable Law to approve the Transactions, as follows:

(i)            MRCC shall prepare and file with the SEC the Proxy Statement as promptly as reasonably practicable (and in any event no later than twenty (20) Business Days) following the date of this Agreement;

(ii)            MRCC shall promptly notify MCIP and Monroe Advisor of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to MCIP and Monroe Advisor, as promptly as reasonably practicable, copies of all written correspondence, and advise MCIP and Monroe Advisor of any oral comments, between MRCC or its Representative and the SEC with respect to the Proxy Statement;

(iii)           if any comments are received from the SEC with respect to the Proxy Statement, MRCC shall respond as promptly as reasonably practicable to such comments;

(iv)           if, at any time prior to the MRCC stockholders meeting, any information relating to MCIP or MRCC, or any of their respective Affiliates, officers or directors, is discovered by MCIP or MRCC that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the party that discovers such information shall promptly notify the other parties hereto, and, to the extent required by Law, MRCC shall promptly thereafter file with the SEC and distribute to its stockholders in accordance with applicable Law an appropriate amendment or supplement describing such information;

(v)            MCIP and Monroe Advisor shall, promptly upon the reasonable written request of MRCC, provide MRCC with such information available to it as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC, in each case, to the extent permitted by applicable Law;

(vi)           as promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, or the SEC has affirmatively notified MRCC that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, MRCC shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be distributed (including by electronic delivery if permitted) to the MRCC stockholders of record, as of a record date reasonably established by the MRCC Board in accordance with applicable Law;

(vii)          MRCC shall not make any filing with the SEC or distribution to its stockholders of, or amendment or supplement to, the Proxy Statement without providing the MRCC and Monroe Advisor a reasonable opportunity to review and comment thereon (which comments shall be considered by MRCC in good faith) (except as required by applicable Law or in connection with a MRCC Adverse Recommendation Change);

(viii)         MRCC shall take all actions necessary in accordance with applicable Law and its organizational documents, including the MRCC Charter and the MRCC Bylaws, to duly call, convene and hold the MRCC Stockholders Meeting, as promptly as practicable, to consider and vote upon the proposal to approve the Stockholder Matters, including the Transactions, on the terms and conditions set forth in this Agreement, as well as any such other matters. The record date for the MRCC Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of the other party (which prior written approval shall not be unreasonably delayed, conditioned or withheld); and

(ix)            unless the MRCC Board has withdrawn the MRCC Board Recommendation in compliance with Section 7.4, MRCC shall use reasonable best efforts to obtain from MRCC’s stockholders the Requisite Vote at such MRCC Stockholders Meeting, including by providing to MRCC’s stockholders the MRCC Board Recommendation and including such recommendation in the Proxy Statement and by, at the request of MCIP, postponing or adjourning the MRCC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that MRCC shall not postpone or adjourn the MRCC Stockholders Meeting for any other reason without the prior written consent of MCIP (including the MCIP Special Committee) (which prior written consent shall not be unreasonably delayed, conditioned or withheld).

(b)            MRCC shall ensure that the Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules of the SEC promulgated thereunder.

(c)            Without limiting the generality of the foregoing but subject to MRCC’s right to terminate this Agreement pursuant to Section 9.1, MRCC’s obligations pursuant to this Section 7.2 (including its obligation to submit to its stockholders the adoption of the Stockholder Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MRCC, its Representatives or its stockholders of any Takeover Proposal (including any MRCC Superior Proposal) or (ii) MRCC effecting a Takeover Approval or delivering a Notice of a MRCC Superior Proposal or (iii) a MRCC Adverse Recommendation Change.

(d)            Subject to applicable Law, each of MCIP and MRCC shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3            No Solicitation.

(a)            MRCC shall, and shall cause its Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to MCIP) of all confidential information previously furnished to any Person (other than MCIP, HRZN, MRCC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Closing Date, subject to Section 7.4, MRCC shall not, and shall cause its Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Transactions; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than MCIP, HRZN, MRCC or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than MCIP, HRZN, MRCC or their respective Affiliates) or with respect to any transaction (other than the Transactions or the Mergers) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of MRCC or the Purchased Assets, unless failure to grant such waiver or release would be reasonably likely to be a breach of the standard of conduct applicable to the directors of MRCC, as applicable, under applicable Law; provided, however, that notwithstanding the foregoing, MRCC (A) may inform Persons of the provisions contained in this Section 7.3 and (B) shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to equity securities of MRCC or the Purchased Assets in order to allow such third party to confidentially submit a Takeover Proposal.

(b)            MRCC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify MCIP in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to MCIP copies of any written materials received by MRCC or its Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. MRCC agrees that it shall keep MCIP informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep MCIP informed on a reasonably current basis of any information requested of or provided by MRCC, its Affiliates or their respective Representatives in connection with the foregoing and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.4            MRCC Takeover Proposals.

(a)            If on or after the date of this Agreement and at any time prior to the MRCC Stockholders Meeting: (i) MRCC receives a bona fide unsolicited Takeover Proposal (under circumstances in which MRCC has complied in all material respects with the provisions of Sections 7.3(a) and (b)); (ii) the MRCC Board (acting upon the recommendation of the MRCC Special Committee), shall have determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of MRCC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a MRCC Superior Proposal; and (iii) MRCC gives MCIP written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and MRCC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.4(a), MRCC may:

(i)             engage in negotiations or discussions with such Person (and only such Person) who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by such Person who has made such Takeover Proposal if MRCC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides MCIP a copy of all such information that has not previously been delivered to MCIP simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)            after fulfilling its obligations under Section 7.4(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the MRCC Stockholders Meeting, the MRCC Board (acting upon the recommendation of the MRCC Special Committee), shall have determined, after consultation with its outside legal counsel, that continued recommendation of the Stockholder Matters with respect to MRCC to MRCC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of MRCC under applicable Law as a result of a MRCC Superior Proposal, MRCC may (A) withdraw or qualify (or modify or amend in a manner adverse to MCIP), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to MCIP), the MRCC Board Recommendation, and (B) take any action or make any statement, filing or release, in connection with the MRCC Stockholders Meeting or otherwise, inconsistent with the MRCC Board Recommendation (any action described in clauses (A) and (B) referred to collectively with any Takeover Approval as a “MRCC Adverse Recommendation Change”).

(b)            Upon any determination that a Takeover Proposal constitutes a MRCC Superior Proposal, MRCC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to MCIP a written notice (a “Notice of a MRCC Superior Proposal”) (i) advising MCIP that the MRCC Board has received a MRCC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such MRCC Superior Proposal, including the amount per share or other consideration that the stockholders of MRCC will receive in connection with the MRCC Superior Proposal and including a copy of all written materials provided to or by MRCC in connection with such MRCC Superior Proposal (unless previously provided to MCIP) and (iii) identifying the Person making such MRCC Superior Proposal. MRCC shall cooperate and negotiate in good faith with MCIP (to the extent MCIP desires to negotiate) during the five (5) calendar day period following MCIP’s receipt of the Notice of a MRCC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such MRCC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable MRCC to determine that such MRCC Superior Proposal is no longer a MRCC Superior Proposal and proceed with a MRCC Board Recommendation without a MRCC Adverse Recommendation Change. If thereafter the MRCC Board (acting upon the recommendation of the MRCC Special Committee), determines, in its reasonable good faith judgment, after consultation with its outside legal counsel and, with respect to financial matters, any financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement, that such MRCC Superior Proposal remains a MRCC Superior Proposal or the failure to make such MRCC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of MRCC under applicable Law, and MRCC has complied in all material respects with Section 7.4(a) above, MRCC may terminate this Agreement pursuant to Section 9.1(c)(ii) in order to cause MRCC to enter into an agreement related to such MRCC Superior Proposal.

(c)            Other than as permitted by Section 7.4(a), neither MRCC nor the MRCC Board shall make any MRCC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no MRCC Adverse Recommendation Change shall change the approval of the Stockholder Matters or any other approval of the MRCC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)            MRCC shall provide MCIP with prompt written notice of any meeting of the MRCC Board at which the MRCC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by MCIP reasonably in advance of such meeting).

(e)            Other than in connection with a MRCC Takeover Proposal, nothing in this Agreement shall prohibit or restrict the MRCC Board from taking any action described in clause (A) of the definition of MRCC Adverse Recommendation Change in response to an Intervening Event (a “MRCC Intervening Event Recommendation Change”) if (A) prior to effecting any such MRCC Intervening Event Recommendation Change, MRCC promptly notifies MCIP, in writing, at least five (5) Business Days (the “MRCC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a MRCC Adverse Recommendation Change or a MRCC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) MRCC shall, and shall cause its Representatives to, during the MRCC Intervening Event Notice Period, negotiate with MCIP in good faith (to the extent MCIP desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the MRCC Board to make a MRCC Intervening Event Recommendation Change, and (C) the MRCC Board (acting upon the recommendation of the MRCC Special Committee), determines, after consulting with outside legal counsel and, with respect to financial matters, any financial advisor, that the failure to effect such a MRCC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by MCIP during the MRCC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of MRCC under applicable Law.

(f)             Nothing contained in this Agreement shall be deemed to prohibit MRCC or the MRCC Board (including the Independent Directors of MRCC) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to MRCC’s stockholders if, after consultation with its outside legal counsel, MRCC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a MRCC Adverse Recommendation Change unless the MRCC Board expressly publicly reaffirms the MRCC Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by MCIP.

7.5           Access to Information.

(a)            Upon reasonable notice, except as may otherwise be restricted by applicable Law, MRCC shall, and shall its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of MCIP, reasonable access, during normal business hours during the period prior to the Closing Date, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to MCIP all other information concerning its business and properties as MCIP may reasonably request; provided that the foregoing shall not require MRCC to afford access to or to disclose any information that in MRCC’s reasonable judgment would violate any confidentiality obligations to which MRCC is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that MRCC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.

(b)            No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.

7.6           Publicity. The initial press release with respect to the Transactions (and, if deemed reasonably necessary or appropriate by the parties, with respect to the Mergers) shall be a press release reasonably acceptable to each of MCIP and MRCC. Thereafter, so long as this Agreement is in effect, MCIP and MRCC each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Transactions or the Mergers, except as may be required by applicable Law or the rules and regulations of Nasdaq, or to the extent that such press release or other public announcement related to any MRCC Adverse Recommendation Change is made in accordance with Section 7.4 and, to the extent practicable, before such press release or other public announcement is issued or made, MCIP or MRCC, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such press release or other public announcement; provided, that either MCIP or MRCC may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.6.

7.7           Takeover Statutes and Provisions. Neither MCIP nor MRCC will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of MCIP and MRCC shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.8           Tax Matters.

(a)            Purchase Price Allocation. Set forth on Exhibit A is a methodology for allocation of the Purchase Price and the liabilities assumed by MCIP (plus other relevant items) among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local, or foreign Law, as appropriate) (the “Purchase Price Allocation”). The parties to this Agreement agree to cooperate in good faith to update the Purchase Price Allocation (as applicable) to account for any adjustments to the Purchase Price that may occur after the Closing Date. Each of MRCC and MCIP shall and shall cause their respective Affiliates to, unless otherwise required by applicable Tax Law, (i) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with this Section 7.8 and (ii) take no position in any Tax Return, Tax contest or otherwise that is inconsistent with this Section 7.8, except as required by applicable Law. In the event that any of the allocations set forth in this Section 7.8 are disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute, and use commercially reasonable efforts to contest such dispute in a manner consistent with this Section 7.8.

(b)            Straddle Period. In the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Period, the portion of such Taxes that are allocable to the Pre-Closing Tax Period shall be equal to the portion of such Tax that would have been payable if the relevant taxable period ended at the Closing. Taxes allocable to the Post-Closing Tax Period shall be construed accordingly.

(c)            Transfer Tax. Notwithstanding anything to the contrary in this Agreement, MRCC and MCIP shall each be responsible for fifty percent (50%) of all applicable Transfer Taxes. MCIP shall timely pay, when due, such Transfer Taxes, prepare and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, and promptly provide a copy of such Tax Return to MRCC. MRCC shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(d)            Cooperation. Each of MRCC and MCIP shall (i) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns with respect to the Purchased Assets and responding to related audits or disputes with taxing authorities; (ii) make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Purchased Assets; (iii) retain any books and records that would reasonably be expected to be necessary or useful in connection with any preparation by the other party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes, with respect to the Purchased Assets; and (iv) cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes relating to the Purchased Assets.

7.9           Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by MRCC’s stockholders or MCIP’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of MRCC and MCIP (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.10          No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of MRCC in Article III, the representations and warranties of MCIP in Article IV and the representations and warranties of Monroe Advisor in Article V, none of Monroe Advisor, MRCC, MCIP or any of MRCC’s or MCIP’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing has made or relied on any representation or warranty, express or implied. Except for the representations and warranties of MRCC in Article III, the representations and warranties of MCIP in Article IV and the representations and warranties of Monroe Advisor in Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of MRCC, MCIP and Monroe Advisor are hereby expressly disclaimed by MRCC, MCIP and Monroe Advisor, as applicable. Each of the parties hereto, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties contained in this Agreement and in any certificate delivered hereunder and (ii) the covenants and agreements set forth herein that require performance prior to the Closing, shall, in the case of each of (i) and (ii), terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof and (b) all other covenants and agreements set forth herein shall survive the Closing until performed in accordance with their respective terms. Notwithstanding anything to the contrary herein, no claim (whether for breach of contract, tort or pursuant to any other theory of liability) may be brought by any Person following the expiration of the survival periods set forth in this Section 7.10.

Article VIII

CONDITIONS PRECEDENT

8.1          Conditions to Each Party’s Obligations. The respective obligations of the parties to consummate the Transactions shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Closing, of the following conditions:

(a)            Stockholder Approvals. The approval of the Stockholder Matters shall have been obtained, including the approval by the Requisite Vote with respect to MRCC.

(b)            No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Transactions shall be in effect.

(c)            Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions and any other requirements of applicable Law or the organizational documents of MCIP or MRCC shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act, if any). Each of the approvals listed on Section 8.1(c) of the MRCC Disclosure Schedule and Section 8.1(c) of the MCIP Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(d)            No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Transactions.

(e)            Net Asset Value Determinations. The determination of the Closing MRCC Asset Value shall have been completed in accordance with Section 2.1.

(f)             Representations and Warranties of Monroe Advisor. The representations and warranties of Monroe Advisor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(f) shall be deemed to have been satisfied even if any such representations and warranties of Monroe Advisor are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Monroe Advisor to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to MRCC or MCIP. MRCC and MCIP shall have received a certificate signed on behalf of Monroe Advisor by an authorized officer of Monroe Advisor to the effect that the conditions set forth in this Section 8.1(f) have been satisfied.

8.2           Conditions to Obligations of MCIP. The obligations of MCIP to consummate the Transactions is also subject to the satisfaction or waiver by MCIP, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties of MRCC. (i) The representations and warranties of MRCC set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of MRCC set forth in Section 3.8(iii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of MRCC set forth in Sections 3.3(a), 3.3(b)(i), 3.7 and 3.15 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of MRCC set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of MRCC are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of MRCC to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to MRCC. MCIP shall have received a certificate signed on behalf of MRCC by the Chief Executive Officer or the Chief Financial Officer of MRCC to the effect that the conditions set forth in this Section 8.2 have been satisfied.

(b)            Performance of Obligations of MRCC. MRCC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing. MCIP shall have received a certificate signed on behalf of MRCC by the Chief Executive Officer or the Chief Financial Officer of MRCC to such effect.

(c)            Pay-Off Letter. MRCC shall have delivered to MCIP the Payoff Letters, in form and substance reasonably satisfactory to MCIP, with respect to the Loan Repayment.

(d)            Restricted Assets. The fair market value (as determined pursuant to Section 2.1) of Restricted Assets at Closing shall not constitute greater than fifteen percent (15%) of the Purchase Price, and MCIP shall have received a certificate to the foregoing effect from the Monroe Adviser.

(e)            Absence of MRCC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of MRCC.

8.3           Conditions to Obligations of MRCC. The obligation of MRCC to consummate the Transactions is also subject to the satisfaction or waiver by MRCC, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties of MCIP (i) the representations and warranties of MCIP set forth in Sections 4.2(a), 4.2(b)(i), 4.6 and 4.11 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the representations and warranties of MCIP set forth in this Agreement (other than those set forth in the foregoing clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of MCIP are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of MCIP to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to MCIP. MRCC shall have received a certificate signed on behalf of MCIP by the Chief Executive Officer or the Chief Financial Officer of MCIP to the effect that the conditions set forth in this Section 8.3 have been satisfied.

(b)            Performance of Obligations of MCIP. MCIP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. MRCC shall have received a certificate signed on behalf of MCIP by the Chief Executive Officer or the Chief Financial Officer of MCIP to such effect.

(c)            Coordination With the Mergers. All of the conditions precedent under the Merger Agreement to the effectiveness of the Mergers (other than the condition precedent with respect to the Asset Purchase) shall have been satisfied or waived and the parties to the Merger Agreement shall be prepared to close the Mergers on the terms set forth in the Merger Agreement immediately following the Effective Time hereunder.

8.4           Frustration of Closing Conditions. None of MCIP or MRCC may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Transactions.

Article IX

TERMINATION AND AMENDMENT

9.1           Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after any Requisite Vote has been obtained:

(a)            by mutual consent of MRCC and MCIP in a written instrument authorized by each of the MRCC Board, including the MRCC Special Committee, and the MCIP Board, including the MCIP Special Committee;

(b)            by either MRCC or MCIP, if:

(i)             any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions and such denial has become final and nonappealable, or any Governmental Entities of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law, permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii)            the Transactions shall not have been consummated on or before February 9, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date; or

(iii)           the MRCC stockholders shall have failed to approve the Stockholder Matters by the Requisite Vote, at a duly held meeting of the MRCC stockholders or at any adjournment or postponement thereof at which the Stockholder Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)            by MRCC, if:

(i)             there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MCIP, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of MRCC or Section 8.3(a) or 8.3(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by MRCC to MCIP (provided that MRCC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied);

(ii)            at any time prior to obtaining the Requisite Vote, (A) MRCC is not in material breach of any of the terms of this Agreement, (B) the MRCC Board, including the MRCC Special Committee, authorizes MRCC, subject to complying with the terms of this Agreement (including Section 7.4(b)), to enter into, and MRCC enters into, a definitive Contract with a Competing Bidder with respect to a MRCC Superior Proposal and (C) the Competing Bidder that made such MRCC Superior Proposal, prior to such termination, pays to MCIP in immediately available funds any fees required to be paid pursuant to Section 9.2(a);

(iii)           a Material Adverse Effect occurs in respect of MCIP; or

(iv)           the Merger Agreement is terminated pursuant to the terms and conditions thereof.

provided, however, that MRCC shall not have the right to terminate this Agreement pursuant to Section 9.1(c)(iv) unless the Merger Agreement is terminated (a) by HRZN pursuant to Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(b)(iii), Section 9.1(b)(iv) or Section 9.1(d)(iv) of the Merger Agreement, or (b) by MRCC pursuant to Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(b)(iii), Section 9.1(b)(iv), Section 9.1(c)(i), Section 9.1(c)(ii), Section 9.1(c)(iii) or Section 9.1(c)(iv) of the Merger Agreement.

(d)            by MCIP, if:

(i)             there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MRCC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(f) in respect of MCIP or Section 8.2(a) or 8.2(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by MCIP to MRCC (provided that MCIP is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied);

(ii)            at any time prior to obtaining the Requisite Vote (A) a MRCC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) MRCC shall have failed to include in the Proxy Statement the MRCC Board Recommendation, (C) a Takeover Proposal is publicly announced and MRCC fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the MRCC Board Recommendation or (D) a tender or exchange offer relating to any shares of MRCC Common Stock shall have been commenced by a third party and MRCC shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the MRCC Board recommends rejection of such tender or exchange offer;

(iii)           MRCC breaches, in any material respect, its obligations under Section 7.3 or Section 7.4; or

(iv)           a Material Adverse Effect occurs in respect of MRCC.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2           Termination Fee; Expense Reimbursement.

(a)            If this Agreement shall be terminated:

(i)            by MRCC pursuant to Section 9.1(c)(ii), then, prior to, and as a condition to such termination, MRCC shall cause the Competing Bidder that made the applicable MRCC Superior Proposal (or its designee) to pay MCIP, to the fullest extent permitted by applicable Law, a non-refundable fee in an amount equal to $5,375,625 (the “Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii)            by (1) MCIP or MRCC pursuant to (x) any provision of Section 9.1 at a time when the Agreement was terminable by MCIP pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii), (y) Section 9.1(b)(ii) or (z) Section 9.1(b)(iii), or (2) MCIP pursuant to Section 9.1(d)(i) (solely to the extent that MRCC has committed a willful or intentional breach), Section 9.1(d)(ii) or Section 9.1(d)(iii), the Monroe Advisor shall reimburse MCIP for all reasonable and documented out-of-pocket costs and expenses incurred by MCIP in connection with this Agreement and the transaction contemplated hereby, including without limitation all reasonable and documented fees and costs of attorneys, accountants and financial advisers, HSR filing fees, and any reasonable and documented out-of-pocket costs or expenses incurred in defending any Proceedings arising out of, or in connection with, the foregoing, provided that the Monroe Advisor’s reimbursement obligations shall not exceed five hundred thousand dollars ($500,000) in the aggregate (collectively, the “Expense Reimbursement”). The Expense Reimbursement shall be paid by wire transfer of immediately available funds to an account designated in writing to the Monroe Advisor by MCIP;

(iii)            (A) in the circumstances described in the foregoing Section 9.2(a)(ii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii) prior to the time of the duly held MRCC Stockholders Meeting, and (C) MRCC enters into a definitive Contract with a Competing Bidder with respect to a Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, MRCC shall cause the Competing Bidder (or its designee) to pay MCIP, to the fullest extent permitted by applicable Law, the Termination Fee (less any Expense Reimbursement previously received by MCIP) as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(iii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%”; or

(iv)           by MRCC pursuant to Section 9.1(c)(iv) and at such time a MRCC Termination Fee (as defined in the Merger Agreement) is payable to HRZN thereunder, MRCC shall cause the third party that made such Takeover Proposal (as defined in the Merger Agreement) (or its designee) to pay MCIP, to the fullest extent permitted by applicable Law, the Termination Fee (less any Expense Reimbursement previously received by MCIP) as liquidated damages and full compensation hereunder.

The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Competing Bidder by MCIP if MCIP shall have furnished to the Competing Bidder wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the Termination Fee shall be MCIP’s sole and exclusive remedy for monetary damages under this Agreement.

(b)            The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Monroe Advisor or the Competing Bidder, as applicable, fails to pay MCIP any amounts due to MCIP pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Monroe Advisor or the Competing Bidder, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by MCIP in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. For the avoidance of doubt, to the extent payment of all or any portion of the Expense Reimbursement or Termination Fee pursuant to this Section 9.2 is not permitted by applicable Law, notwithstanding anything to the contrary, (x) the portion of the Expense Reimbursement or Termination Fee that is permitted by applicable Law to be paid shall be required to be paid pursuant to this Section 9.2 and (y) there shall be no liability to MCIP or any other Person for non-payment of any portion of the Expense Reimbursement or Termination Fee that is not permitted by applicable Law to be paid.

9.3           Effect of Termination. In the event of termination of this Agreement by either MRCC or MCIP as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of MCIP, MRCC, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.5(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4           Fees and Expenses. Subject to Section 9.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided, however, notwithstanding the foregoing, all filing and other fees in connection with any filing under the HSR Act shall be borne equally by each of MRCC and MCIP; provided, further, in the event this Agreement is terminated (x) by MRCC pursuant to Section 9.1(c)(ii) or (y) by MCIP or MRCC pursuant to any provision of Section 9.1 at a time when this Agreement was terminable by MCIP pursuant to Section 9.1(b)(iii), Section 9.1(d)(i) (solely to the extent that MRCC has committed a willful or intentional breach), Section 9.1(d)(ii) or Section 9.1(d)(iii), then MRCC (or, if payment by MRCC is not permitted by applicable Law, to the extent provided in Section 9.2(a)(ii), Monroe Advisor) shall, to the fullest extent permitted by applicable Law and notwithstanding anything to the contrary in Section 9.2(a)(ii), bear the full amount of the Expense Reimbursement.

9.5           Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors (acting upon the recommendation of the MRCC Special Committee or the MCIP Special Committee, as applicable), at any time before or after the Requisite Vote has been obtained; provided, however, that after the Requisite Vote has been obtained, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6           Extension; Waiver. At any time prior to the Closing, each party, by action taken or authorized by the MRCC Board (acting upon the recommendation of the MRCC Special Committee), or the MCIP Board (acting upon the recommendation of the MCIP Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

Article X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Borrower” or “Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Purchased Loan Documents.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Competing Bidder” means any Person or group of Persons who submit a Takeover Proposal to the MRCC Board or MRCC stockholders.

“Consent” means, with respect to any Purchased Asset, any consent of the Borrower, the administrative agent, the issuer, any co-investor or other Person required to sell, assign, transfer, convey or deliver such Purchased Asset, or to designate any party as a successor agent.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“Delayed Transfer Asset” means any Purchased Asset that is not sold, assigned, transferred, conveyed or delivered to MCIP on the Closing Date, that by its terms, may be transferred to an Affiliate without third party Consent, but with respect to which the documentation required under the Purchased Loan Documents or Purchased Equity Governing Documents has not been finalized and accepted by the administrative agent or other relevant third party.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

“Independent Director” means, with respect to MCIP or MRCC, each director who is not an “interested person,” as defined in the Investment Company Act, of MCIP or MRCC, as the case may be.

“Intervening Event” means with respect to MRCC any event, change or development first occurring or arising after the date hereof that is material to MRCC and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of MRCC’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by MRCC (or to be refrained from being taken by MRCC) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any failure, in and of itself, by MRCC to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (c) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto); and (d) general changes or developments in the industries in which MRCC and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries; provided, however, that (A) the exceptions in clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event and (B) the exceptions in clauses (d) and (e) shall not apply to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on MRCC and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which MRCC conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for MRCC, the actual knowledge of its executive officers and directors set forth in Section 9 of MRCC Disclosure Schedule, (ii) for MCIP, the actual knowledge of its executive officers and directors set forth in Section 9 of the MCIP Disclosure Schedule and (iii) for Monroe Advisor, the actual knowledge of its executive officers and directors set forth in Section 9 of Monroe Advisor Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, (x) with respect to MRCC or Monroe Advisor, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, as the case may be, or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Transactions and (y) with respect to MCIP, any Effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of MCIP to timely perform its material obligations under this Agreement or to consummate the Transactions.

“Merger Effective Time” means the “Effective Time” as defined in the Merger Agreement.

“MRCC Loan Documents” means the Second Amended and Restated Senior Secured Revolving Credit Agreement, dated March 5, 2019, and amended, by and among MRCC, as borrower, the Lenders party thereto, and ING Capital LLC, as administrative agent.

“MRCC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, MRCC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of MRCC or more than 75% of the assets of MRCC on a consolidated basis (a) on terms which the MRCC Board, including the MRCC Special Committee, determines in good faith to be superior for the stockholders of MRCC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Asset Purchase, (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the MRCC Board (including the MRCC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of MRCC and its Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the 1940 Act that is substantially consistent with the past practices of MRCC.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are due but are not delinquent or that are being contested in good faith by appropriate proceedings, and in each case, as to which adequate reserves have been established in accordance with GAAP or (b) any other Liens that shall be released on or prior to the Closing.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Post-Closing Tax Period” means any taxable period beginning after the Closing or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing.

“Previously Disclosed” means information (i) with respect to MRCC, (A) set forth by MRCC in the MRCC Disclosure Schedule or (B) previously disclosed since the Applicable Date in any MRCC SEC Report, and (ii) with respect to MCIP, (A) set forth by MCIP in the MCIP Disclosure Schedule or (B) previously disclosed since the Applicable Date in any MCIP SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any MRCC SEC Report or MCIP SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Pre-Closing Tax Period” means any taxable period ending at or prior to the Closing or, with respect to any Straddle Period, the portion of such Straddle Period ending at the Closing.

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Proxy Statement” means any proxy statement in definitive form relating to any stockholders meeting held by a party hereto in connection with this Agreement and the Transactions, including the MRCC Stockholders Meeting.

“Purchased Equity Governing Documents” means, with respect to a Purchased Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Purchased Equity Interest.

“Purchased Equity Interests” means the equity interests identified on the Schedule of Transferred Assets.

“Purchased Loans” means the loans identified on the Schedule of Transferred Assets.

“Purchased Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Purchased Loan Notes (if applicable), lease agreements (including all related schedules, sub-schedules and supplements and delivery and acceptance certificates), mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting MRCC or its Consolidated Subsidiaries’ ownership and economic rights with respect to the Purchased Loans which are executed and delivered to or otherwise obtained by MRCC or its Consolidated Subsidiaries, or in which MRCC or its Consolidated Subsidiaries have an interest, in connection with the Purchased Loans in effect as of the Closing Date.

“Purchased Loan Files” means credit and transaction files of MRCC and its Consolidated Subsidiaries relating to the Purchased Loans, including Purchased Loan Documents, third party reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and all other documents that relate to the Purchased Loans.

“Purchased Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in MRCC’s or its subsidiaries’ possession or control) issued to the order of MRCC or its subsidiaries, or copies of a “master” note if no such note was issued to MRCC or its subsidiaries, or an allonge endorsing a note in favor of MRCC or its subsidiaries, in each case evidencing indebtedness owing to MRCC or its subsidiaries under a Purchased Loan.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“Requisite Vote” means the affirmative vote of a majority of the votes entitled to be cast on the matter by the holders of outstanding shares of MRCC Common Stock to approve the Stockholder Matters at a duly held meeting of MRCC stockholders to the extent required by applicable Law.

“Restricted Asset” means any Purchased Asset which is not sold, assigned, transferred, conveyed or delivered to MCIP on the Closing Date due to the fact that all Consents with respect to such Purchased Asset were not obtained by the Closing Date (excluding in all events any Delayed Transfer Asset).

“Schedule of Transferred Assets” means the list of Purchased Loans and Purchased Equity Interests attached hereto as Schedule A. Such Schedule identifies the Purchased Loans and Purchased Equity Interests which are being transferred to MCIP, together with such information with respect to each such Purchased Loan and Purchased Equity Interest as MCIP may reasonably require.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Stockholder Matters” means any matters required to be approved or adopted by the stockholders of MRCC and/or MCIP, as applicable, in order to effect the Transactions.

“Straddle Period” means any taxable period beginning before the Closing and ending after the Closing.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than MRCC or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving MRCC or any of its Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of MRCC and its Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, MRCC or in any of MRCC’s Consolidated Subsidiaries, as applicable, in each case other than the Transactions or the Mergers.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to MRCC’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the Asset Purchase, but excluding for the avoidance doubt, the Mergers.

“Transfer Tax” shall mean any sales, use, transfer, documentary, stamp, real property transfer or other similar Taxes imposed on or payable in connection with the Transactions.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
ASC Topic 820	3.6(i)
Asset Purchase	Recitals
Assumed Obligations	Recitals
Bankruptcy and Equity Exception	3.3(a)
BDC	Recitals
Closing	1.7
Closing Date	1.7
Closing MRCC Asset Value	2.1
Determination Date	2.1
Disclosure Schedule	11.9
DOJ	7.1(a)
Excluded Assets	1.3
Excluded Obligations	1.4
Expense Reimbursement	9.2(a)(ii)
FTC	7.1(a)
GAAP	3.6(a)
HRZN	Recitals
HSR Act	3.4
KPMG	3.6(a)
Loan Repayment	1.7(a)
MCIP	Preamble
MCIP Board	Recitals
MCIP Disclosure Schedule	11.9
MCIP SEC Reports	4.4(a)
Merger	Recitals
Mergers	Recitals
Merger Agreement	Recitals
Monroe Advisor	Preamble
Monroe Advisors Disclosure Schedule	11.9
MRCC	Preamble
MRCC Adverse Recommendation Change	7.4(a)
MRCC Balance Sheet	3.6(b)
MRCC Board	Recitals
MRCC Board Recommendation	3.3(a)
MRCC Bylaws	3.1(b)
MRCC Capitalization Date	3.2(a)
MRCC Charter	3.1(b)
MRCC Disclosure Schedule	11.9
MRCC Intervening Event Notice Period	7.4(e)
MRCC Intervening Event Recommendation Change	7.4(e)
MRCC SEC Reports	3.5(a)

Term:	Section:
MRCC Special Committee	Recitals
MRCC Stockholders Meeting	3.3(a)
Notice of a MRCC Superior Proposal	7.4(b)
Payoff Letters	1.7(a)
Purchase Price	2.2
Purchase Price Allocation	7.8(b)
Purchased Assets	1.1
Representatives	7.3(a)
RIC	6.2(b)
Rights	3.2(a)
RSM	3.6(a)
Sarbanes-Oxley Act	3.6(g)
SDAT	3.1(a)
Second Merger	Recitals
Surviving Company	Recitals
Takeover Approval	7.4(a)(ii)
Takeover Proposal	9.2(a)(ii)
Takeover Statutes	3.15
Termination Date	9.1(b)(ii)
Termination Fee	9.2(a)(i)
Voting Debt	3.2(a)

Article XI

GENERAL PROVISIONS

11.1         Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 9.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to MRCC, to:

155 North Wacker Drive, Floor 35
Chicago, Illinois 60606
Attention:	Theodore L. Koenig
Mick Solimene
Email:	tkoenig@monroecap.com
msolimene@monroecap.com

with a copy, which will not constitute notice, to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
	Attention:	Eric Siegel, Esq.
Clay Douglas, Esq.
	Email:	eric.siegel@dechert.com
clay.douglas@dechert.com

and
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue NW, Suite 900
Washington, DC 20001
	Attention:	Jonathan H. Talcott
Michael K. Bradshaw, Jr.
	E-mail:	jon.talcott@nelsonmullins.com
mike.bradshaw@nelsonmullins.com

If to MCIP, to:
155 North Wacker Drive, Floor 35
Chicago, Illinois 60606
	Attention:	Theodore L. Koenig
Mick Solimene
	Email:	tkoenig@monroecap.com
msolimene@monroecap.com

with a copy, which will not constitute notice, to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
	Attention:	Eric Siegel, Esq.
Clay Douglas, Esq.
	Email:	eric.siegel@dechert.com
clay.douglas@dechert.com

and
Eversheds Sutherland (US) LLP
700 6th St NW, Suite 700
Washington, DC 20001
	Attention:	Stephani Hildebrandt
Doug Leary
	E-mail:	stephanihildebrandt@eversheds-sutherland.com
dougleary@eversheds-sutherland.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3         Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4         Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5         Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6         Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9         Disclosure Schedule. Before entry into this Agreement, MCIP, MRCC and Monroe Advisor each delivered to the other party a schedule (the “MCIP Disclosure Schedule”, the “MRCC Disclosure Schedule” and the “Monroe Advisors Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, MRCC, MCIP and Monroe Advisor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MRCC:

MONROE CAPITAL CORPORATION

By:	/s/ Theodore Koenig
Name: Theodore Koenig
Title: Chief Executive Officer

MCIP:

MONROE CAPITAL INCOME PLUS CORPORATION

By:	/s/ Theodore Koenig
Name: Theodore Koenig
Title: President Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

MONROE ADVISOR:

MONROE CAPITAL BDC ADVISORS, LLC

By:	/s/ Theodore Koenig
Name: Theodore Koenig
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Purchase Price Allocation

The Purchase Price (plus any other amounts treated as purchase price and liabilities treated as assumed, in each case, for U.S. federal income tax purposes) will be allocated among the Purchased Assets in accordance with the principles of section 1060 of the Code and the regulations thereunder (and any similar provision of state, local, or foreign Law, as appropriate) pursuant to an allocation schedule to be prepared by the parties to the Agreement promptly following the Closing and cooperating in good faith.

Schedule A

Schedule of Transferred Assets

See attached.

Reference is made to the attached Schedule of Investments of Monroe Capital Corporation as of June 30, 2025, as updated to reflect any acquisitions or dispositions of equity or debt investments between such date and the Effective Time.